PART II - OFFERING CIRCULAR
Dated February ____, 2018

PURSUANT TO REGULATION A
OF THE SECURITIES ACT OF 1933

THE MICHAEL NOLIN GROUP, INC.
212 E. Hillsboro Blvd., Suite 1661
Deerfield Beach, Florida  33441
(786) 765-0750

Shares of Common Stock at $10.00 per share
No Minimum – 5,000,000 Shares Maximum

We are offering to sell up to 5,000,000 shares of common stock at the offering price of $10.00 per share (the "Shares").  There is currently no market for our common stock and there is no assurance that a market will ever develop.  The information in this offering circular is the information required by Part I of Form S-1.

There is no Minimum Investment Amount

FORM 1-A: TIER 2
FOR SOPHISTICATED INVESTORS ONLY

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

	Price to public	Underwriting discount and commissions (1)	Proceeds to Company	Proceeds to other persons

Per Share	$10	(1)	$10	$0
Total (2)	$50,000,000	(1)	$50,000,000	$0

This offering will terminate on July ____, 2018, unless terminated sooner by us in our discretion regardless of the amount of capital raised (the "Sales Termination Date"). There is no minimum capitalization required of us and therefore no escrow will be established for subscription funds. Subscription funds may be deposited by us directly into our operating account for use as described in this Offering Circular.
________________

(1)  The Shares will be offered on a "best-efforts" basis by our officers, directors and employees, and may be offered through broker-dealers who are registered with the Financial Industry Regulatory Authority ("FINRA"), or through other independent referral sources. As of the date of this Offering Circular, no selling agreements have been entered into by us with any broker-dealer firms. Selling commissions may be paid to broker-dealers who are members of FINRA with respect to sales of Shares made by them and compensation may be paid to consultants in connection with the offering of Shares.  Our officers, directors and employees will not receive any commission or any other remuneration for any sales. In offering the Shares on our behalf, officers, directors and employees will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

(2)  The amounts shown are before deducting organization and offering costs to us, which include legal, accounting, printing, due diligence, marketing, consulting, finders fees, selling and other costs incurred in the offering of the Shares. See "USE OF PROCEEDS" and "PLAN OF DISTRIBUTION."

(3)  The Shares are being offered pursuant to Regulation A of Section 3(b) of the Securities Act of 1933, as amended, for Tier 2 offerings. The Shares will only be issued to purchasers who satisfy the requirements set forth in Regulation A.

_____________________________________

PROSPECTIVE INVESTORS ARE NOT TO CONSTRUE THE CONTENTS OF THIS OFFERING CIRCULAR, OR OF ANY PRIOR OR SUBSEQUENT COMMUNICATIONS FROM THE COMPANY OR ANY OF ITS EMPLOYEES, AGENTS OR AFFILIATES, AS INVESTMENT, LEGAL, FINANCIAL OR TAX ADVICE. EACH INVESTOR SHOULD CONSULT HIS OWN COUNSEL, ACCOUNTANT AND OTHER PROFESSIONAL ADVISORS AS TO LEGAL, TAX AND OTHER RELATED MATTERS CONCERNING HIS INVESTMENT.

OFFERING CIRCULAR SUMMARY

The following summary highlights information contained elsewhere in this offering circular. It is not complete and does not contain all of the information that you should consider before investing in our Shares. You should read the entire offering circular carefully, especially the risks of investing in our Shares discussed under "Risk Factors" and our consolidated financial statements and accompanying Shares. Any references to "MNG", "Company", "we", "us" or "our" refer to The Michael Nolin Group, Inc., a corporation formed under the laws of the State of Florida.

Our Business

The Michael Nolin Group, Inc. (the "Company" or "MNG") was formed in the state of Florida with an effective date of April 20, 2017, and had no activity or operations prior to July 1, 2017. On July 1, 2017, the Company entered into an Assets for Stock Exchange Agreement with Michael Nolin, the Company's Chairman of the Board of Directors, to acquire the assets and operations of Boss Enterprise and Consulting, LLC (BEC) in exchange for 64,000,000 shares of the Company's common stock.  The business operations of BEC are now the business operations of the Company which are providing consulting services for the cannabis industry. It is our intent that our customers will eventually include dispensary operators, cultivators and city governments.

Our Offices

The Company's registered office and principal place of business is 212 E. Hillsboro Blvd., Suite 1661, Deerfield Beach, Florida  33441.  Our telephone number is (786) 765-0750.

The Offering:

We are offering to sell up to 5,000,000 shares of common stock at the offering price of $10.00 per share (the "Shares").

Use of proceeds:

All investment proceeds will be used as capital to further the business operations of the Company and fund our working capital needs.

 Risk factors:

The purchase of our Shares involves risk. You should carefully review and consider the risk factors set forth below.

Summary Financial Information

The tables and information below are derived from the Company's audited financial statements for the period ended June 30, 2017, and unaudited financial statements for the period ended September 30, 2017.

Balance Sheet Summary as of June 30, 2017

June 30, 2017
(Audited)

Cash	$-
Total assets	$-
Total liabilities	$5,000
Total stockholders' equity	$(5,000)

Statement of Income and Retained Earnings Summary for period ended June 30, 2017

Period Ended
June 30, 2017
(Audited)

Revenues	$-
General and administrative expenses	$5,000
Net Income	$-

Balance Sheet Summary as of September 30, 2017

September 30, 2017
(Unaudited)

Cash	$22,162
Fixed Assets (Net)	$31,137
Total assets	$112,780
Accounts Payable and Accrued Expenses	$5,000
Total liabilities	$5,000
Total stockholders' equity	$107,780

Statement of Income and Retained Earnings Summary for Nine Month Period Ended September 30, 2017

Nine Months Ended
September 30, 2017
(Unaudited)

Revenues	$282,938
General and administrative expenses	$230,332
Net Income	$51,331

RISK FACTORS
Please consider the following risk factors before deciding to invest in our common stock.
1.  We lack a significant operating history and will incur losses in the future. As a result, we may have to suspend or cease operations.
We were incorporated with an effective date of April 20, 2017.  Even though we have acquired the business operations of BEC, we incurred a net loss of $42,180 for the three months ended September 30, 2017, and may continue to incur losses in the future.  Further losses are anticipated in the development of our business especially since we are taking on the expenses of maintaining a public company.  Failure to generate revenues that exceed our expenses will eventually cause us to suspend or cease operations.
2. We may need additional capital which we may not be able to obtain on acceptable terms. Any inability to raise additional capital when needed could adversely affect our ability to grow.
Our future capital requirements depend on a number of factors, including our ability to increase our revenues. If we are to substantially grow, it is likely we will need to raise additional capital, possibly through the issuance of long-term or short-term indebtedness or the issuance of equity securities in private or transactions. If we raise additional capital through the issuance of debt, this will result in interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our existing shareholders will be reduced and those shareholders will experience dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock. We cannot assure you that acceptable financing can be obtained on suitable terms, if at all.
3.  If our officers and directors resign or die without having found one or more replacements, our operations may cease. If that should occur, you could lose your investment.
We have two individuals who function as our directors and officers. We are entirely dependent upon them to conduct our operations.  If any of the two resign or die, there could be a substantial negative impact upon our operations.   Further, we do not have key man insurance.  If that should occur, until we find other qualified candidates to become officers and/or directors to conduct our operations, we may have to suspend our operations or cease operating entirely.  In that event it is possible you could lose your entire investment.
4.  Because our officers and directors, who are also our promoters, will own more than 50% of our voting power, they will retain control of us and will be able to decide who will be directors and you will not be able to elect any directors which could decrease the price and marketability of the shares of common stock you own.
Even if we sell all 5,000,000 shares of common stock in this offering, our officers and directors will be able to control the Company as the majority shareholders of the Company.  As a result, after completion of this offering, regardless of the number of shares we sell, our current officers and directors will be able to elect all of our directors and control our operations.

5. Our proposed business is dependent on state laws pertaining to the marijuana industry.
Continued development of the marijuana industry is dependent upon continued legislative authorization of marijuana at the state level. Any number of factors could slow or halt progress in this area. Further, progress, while encouraging, is not assured. While there may be ample public support for legislative action, numerous factors impact the legislative process. Any one of these factors could slow or halt use of marijuana, which would negatively impact our proposed business.  Voters in some states have approved and implemented regulations to legalize marijuana for adult use. The state laws are in conflict with the federal Controlled Substances Act, which makes marijuana use and possession illegal on a national level. The federal government has not recently prosecuted those lawfully abiding by state-designated laws allowing the use and distribution of medical marijuana. However, there is no guarantee that the federal government will continue on such a course.  Any such change in the federal government's enforcement of current federal laws could cause significant financial damage to the Company and its stockholders.
6. The marijuana industry faces significant opposition.

             It is believed by many that large well-funded businesses may have a strong economic opposition to the marijuana industry. For example, medical marijuana will likely adversely impact the existing market for the current "marijuana pill" sold by mainstream pharmaceutical companies. Further, the medical marijuana industry could face a material threat from the pharmaceutical industry, should marijuana displace other drugs or encroach upon the pharmaceutical industry's products. The pharmaceutical industry is well funded with a strong and experienced lobby that eclipses the funding of the medical marijuana industry. Any inroads the pharmaceutical industry could make in halting or impeding the marijuana industry could have a detrimental impact on our proposed business.

7. Laws and regulations affecting the medical marijuana industry are constantly changing, which could detrimentally affect our proposed operations.

            Local, state and federal medical marijuana laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or alter our business plan. In addition, violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our operations. Furthermore, it is possible that regulations may be enacted in the future that will be directly applicable to our proposed business. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

8. We are not and will not be involved in the production or sale of marijuana.
We will not be producing or selling marijuana.  Our services are all ancillary services to actual production and selling of marijuana. In order to produce or sell marijuana within a specific state, the producer or seller must have been issued a license by the respective state to do so.   Our role will be to earn profit by providing services by counseling with marijuana growers, and counseling with potential producers or sellers about positive techniques designed to generate or increase cash flow.  Again, we do not and will not touch or sell marijuana plants.
9. Our reputation in the industry will be very important as we grow the business, and any negative impact on our reputation could be damaging to our business.
We believe the medical and recreational marijuana industry is highly dependent upon consumer perception regarding the safety, efficacy and quality of the medical marijuana and recreational marijuana produced. Consumer perception of our operations can be significantly influenced by scientific research or findings, regulatory investigations, litigation, media attention and other publicity regarding the consumption of medical marijuana products. There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention or other research findings or publicity will be favorable to the medical or recreational marijuana market or any to any particular product, or consistent with earlier publicity. Future research reports, findings, regulatory proceedings, litigation, media attention or other publicity that are perceived as less favorable than, or that question, earlier research reports, findings or publicity could have a material adverse effect on the demand for our services and the business, results of operations, financial condition and cash flows of the Company.

10.   Non-arms' length transactions.

The number of shares issued to our present shareholders was arbitrarily determined by us and should not be considered the product of arm's length transactions.

11.   Indemnification of officers and directors for securities liabilities.

The laws of Florida allow that we may indemnify any director, officer, agent and/or employee for liabilities.  Further, we may purchase and maintain insurance on behalf of any of them whether or not we have the power to indemnify such person against the liability insured against. This could result in substantial expenditures by us and prevent us from recovering from our officers, directors, agents and employees for losses incurred by us as a result of their actions. Further, we have been advised that in the opinion of the SEC, indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

12.   Because there is no public trading market for our common stock, you may not be able to resell your stock, and as a result, your investment is illiquid.

There is currently no public trading market for our common stock. Therefore, there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you want to resell your shares, you will have to locate a buyer and negotiate your own sale.  Your investment is illiquid and there is no assurance that you will ever be able to resell your shares.

13.   Because we may issue additional shares of common stock, your investment could be subject to substantial dilution.

We anticipate that any additional funding will be in the form of equity financing from the sale of our common stock.  In the future, if we issue more common stock, your investment could be subject to dilution. Dilution is the difference between what you pay for your stock and the net tangible book value per share immediately after the additional shares are sold by us.

14.   There are legal restrictions on the resale of the common shares offered that are penny stocks.   These restrictions may adversely affect your ability to resell your stock.

We anticipate that our common stock may become subject to the penny stock rules under the Securities Exchange Act of 1934, as amended. These rules regulate broker/dealer practices for transactions in "penny stocks." Penny stocks are generally equity securities with a price of less than $5.00. The penny stock rules require broker/dealers to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations and the broker/dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. The transaction costs associated with penny stocks are high, reducing the number of broker-dealers who may be willing to engage in the trading of our shares. These additional penny stock disclosure requirements are burdensome and may reduce all of the trading activity in the market for our common stock. As long as the common stock is subject to the penny stock rules, our shareholders may find it more difficult to sell their shares.

15.  The market price of our common stock may be volatile which could adversely affect the value of your investment in our common stock.

If we are ever successful in developing a market for our common stock, the trading price of our common stock may be highly volatile and could be subject to wide fluctuations in response to various factors. Some of the factors that may cause the market price of our common stock to fluctuate include:
*	fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;
*	success of competing products or services;
*	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;
*	regulatory developments;
*	litigation involving our company, our general industry or both;
*	additions or departures of key personnel;
*	investors' general perception of us; and
*	changes in general economic, industry and market conditions.

16.  Some broker dealers and clearing agents refuse to sell the stocks of cannabis companies.

Because the sale, possession and use of marijuana is illegal under federal law, some broker dealers and clearing agents refuse to sell the stocks of cannabis companies.  As a result, it may be difficult for an investor in this offering to liquidate his or her investment.

USE OF PROCEEDS

All investment proceeds will be used as capital to further the business operations of the Company and fund our working capital needs.

MARKET FOR OUR SHARES

Market Information

There is no "established trading market" for our Shares. Our Shares are not listed on any exchange or listing service.  Accordingly, an investor will have no liquidity in his or her investment, other than the anticipated trading market in the Shares that may develop in the future if and when the Company is successful in obtaining a trading symbol for its Shares.

DILUTION

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets.  Dilution arises as a result of our arbitrary determination of the offering price of the shares being offered.  Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholder.

As of September 30, 2017, the net tangible book value of our shares of common stock was or approximately $0.00 per share based upon 73,000,000 shares outstanding.
Upon completion of this offering, in the event 5,000,000 of the shares are sold, the net tangible book value of the 78,000,000 shares to be outstanding as at September 30, 2017, will be $50,112,780, or $0.64 per share.  The net tangible book value of the shares held by our existing stockholder will be increased by $0.64 per share without any additional investment on their part.  You will incur an immediate dilution from $10.00 per share to $0.64 per share.
After completion of this offering, if 5,000,000 shares are sold, you will own approximately 6.41% of the total number of shares then outstanding shares for which you will have made a cash investment of $50,000,000, or $10.00 per share. Our existing stockholders will own approximately 93.59% of the total number of shares then outstanding, for which they have made contributions of assets and services valued at $149,960 or approximately $0.002 per share.
Upon completion of this offering, in the event 3,750,000 of the shares are sold, the net tangible book value of the 76,750,000 shares to be outstanding as at September 30, 2017, will be $37,612,780 or approximately $0.49 per share.  The net tangible book value of the shares held by our existing stockholder will be increased by $0.49 per share without any additional investment on their part.  You will incur an immediate dilution from $10.00 per share to $0.49 per share.
After completion of this offering, if 3,750,000 shares are sold, you will own approximately 4.89% of the total number of shares then outstanding shares for which you will have made a cash investment of $37,500,000, or $10.00 per share. Our existing stockholders will own approximately 95.11% of the total number of shares then outstanding, for which they have made contributions of assets and services valued at $149,960 or approximately $0.002 per share.
Upon completion of this offering, in the event 2,500,000 of the shares are sold, the net tangible book value of the 75,500,000 shares to be outstanding as at September 30, 2017, will be $25,112,780 or approximately $0.33 per share.  The net tangible book value of the shares held by our existing stockholder will be increased by $0.33 per share without any additional investment on their part.  You will incur an immediate dilution from $10.00 per share to $0.33 per share.
After completion of this offering, if 2,500,000 shares are sold, you will own approximately 3.31% of the total number of shares then outstanding shares for which you will have made a cash investment of $25,000,000, or $10.00 per share. Our existing stockholders will own approximately 96.69% of the total number of shares then outstanding, for which they have made contributions of assets and services valued at $149,960 or approximately $0.002 per share.
Upon completion of this offering, in the event 1,250,000 of the shares are sold, the net tangible book value of the 74,250,000 shares to be outstanding as at September 30, 2017, will be $12,612,780 or approximately $0.17 per share.  The net tangible book value of the shares held by our existing stockholder will be increased by $0.17 per share without any additional investment on their part.  You will incur an immediate dilution from $10.00 per share to $0.17 per share.
After completion of this offering, if 1,250,000 shares are sold, you will own approximately 1.68% of the total number of shares then outstanding shares for which you will have made a cash investment of $12,500,000, or $10.00 per share. Our existing stockholders will own approximately 98.32% of the total number of shares then outstanding, for which they have made contributions of assets and services valued at $149,960 or approximately $0.002 per share.

The following table compares the differences of your investment in our shares with the investment of our existing stockholders.
Existing stockholders if all of the shares are sold:
Price per share	$10.00
Net tangible book value before offering	$112,780
Net tangible book value after offering	$50,112,780
Increase to present stockholders in net tangible book value per share after offering	$0.64
Capital contributions	$50,000,000
Number of shares outstanding before the offering	73,000,000
Number of shares outstanding after the offering	78,000,000
Percentage of ownership after offering	93.59%

Purchasers of shares in this offering if all shares sold
Price per share	$10.00
Dilution per share	$9.36
Capital contributions	$50,000,000
Number of shares acquired in offering	5,000,000
Percentage of ownership after offering	6.41%

Purchasers of shares in this offering if 75% of shares sold
Price per share	$10.00
Dilution per share	$9.51
Capital contributions	$37,500,000
Number of shares acquired in offering	3,750,000
Percentage of ownership after offering	4.89%

Purchasers of shares in this offering if 50% of shares sold
Price per share	$10.00
Dilution per share	$9.67
Capital contributions	$25,000,000
Number of shares acquired in offering	2,500,000
Percentage of ownership after offering	3.31%

Purchasers of shares in this offering if 25% of shares sold
Price per share	$10.00
Dilution per share	$9.83
Capital contributions	$12,500,000
Number of shares acquired in offering	1,250,000
Percentage of ownership after offering	1.68%

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion of our plan of operation, financial condition and results of operations should be read in conjunction with the Company's financial statements, and Shares thereto, included elsewhere herein.  This discussion contains forward-looking statements that involve risks and uncertainties.  Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors including, but not limited to, those discussed in this offering circular.

The Michael Nolin Group, Inc. (the "Company" or "MNG") was formed in the state of Florida with an effective date of April 20, 2017, and had no activity or operations prior to July 1, 2017. On July 1, 2017, the Company entered into an Assets for Stock Exchange Agreement with Michael Nolin, the Company's Chairman of the Board of Directors, to acquire the assets and operations of Boss Enterprise and Consulting, LLC (BEC) in exchange for 64,000,000 shares of the Company's common stock which have now been converted into shares of preferred stock.  The business operations of BEC are now the business operations of the Company which are providing consulting services to the cannabis industry. Our customers include dispensary operators, cultivators and city governments.

Since the business assets and operations are basically the business assets and operations of BEC, the only financial comparisons that make sense are those of to BEC for the years ended December 31, 2016 and 2015.  The discussion below is taken from the financial statements of BEC but described as being those of the Company.

Material changes in financial condition

Assets increased from $54,851 at December 31, 2015, the end of the prior fiscal year, to $79,421 at December 31, 2016.  The $24,570 increase was due primarily to an increase in the cash position.

Results of Operations

Revenues decreased from $429,968 during the fiscal year ended December 31, 2015, to $385,984 during the fiscal year ended December 31, 2016.  We do not consider the $43,984 decrease to be material.  Revenue for the first nine months of 2017 total $377,250 on an annualized basis which is close to the revenue for the prior year.

 Liquidity and Capital Resources

As of September 30, 2017, we had cash on hand of $22,162.  Even though this is not a strong cash position that could sustain our current level of business operations for a substantial period of time, we expect to raise additional working capital in this offering to fuel the growth of our business.

Off Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

BUSINESS

The Michael Nolin Group, Inc. (the "Company" or "MNG") was formed in the state of Florida with an effective date of April 20, 2017, and on July 1, 2017, acquired the assets and operations of Boss Enterprise and Consulting ("BEC").  The business operations of BEC are now the business operations of the Company which are providing consulting services for the cannabis industry. It is our intent that our customers will eventually include dispensary operators, cultivators and city governments.

We intend to target key emerging medical and recreational markets as new states legalize medical and recreational marijuana use.  Our prime targets are California, Oregon, and Washington.

The total retail value of medical marijuana consumed in California is estimated at between $1.5 and $4.5 billion per year. California NORML estimates there are over 750,000 medical marijuana users in the state, or 2% of the population. At the high end, an estimate of over 1,125,000 patients, or 3% of the population, is consistent with the data. This data is all very encouraging looking toward recreational sales because Colorado's August 2016 sales consisted of $84.7 million in recreational and $41.4 million in medical sales, showing the recreational market size could easily be two to three times that of medical.

As the legal landscape continues to evolve progressively, the cannabis industry is expected to grow at significant rates.  Twenty-seven states and the District of Columbia have marijuana laws in place, with full recreational marijuana laws in 8 states (Alaska, California, Colorado, Maine, Massachusetts, Nevada, Oregon, Washington) and the District of Columbia.
To obtain new clientele we have targeted persons and corporations who have applied for licenses to grow marijuana in states where the sale of medical and/or recreational marijuana is legal under state law.  Currently, the sale of marijuana is still a felony under federal law.   While the reclassification of marijuana from a Schedule-I controlled drug looked promising under the Obama administration, with the election of Donald Trump as president and Jeff Sessions as Attorney General, the possibility of legalizing the production and sale of recreational marijuana under federal law has been set back.

Effect of Existing or Probable Governmental Regulations on the Business

Since we do not handle, grow or distribute marijuana or otherwise touch the marijuana product, we believe we will not be subject to direct federal, state or local regulation other than regulations applicable to businesses generally.  However, as noted above, Cannabis is currently a Schedule I controlled substance under the CSA and is, therefore, illegal under federal law. Even in those states in which the use of cannabis has been legalized pursuant to state law, its use, possession or cultivation remains a violation of federal law. A Schedule I controlled substance is defined as one that has no currently accepted medical use in the United States, a lack of safety for use under medical supervision and a high potential for abuse. The U.S. Department of Justice (the "DOJ") defines Schedule I controlled substances as "the most dangerous drugs of all the drug schedules with potentially severe psychological or physical dependence." If the federal government decides to enforce the CSA, persons that are charged with distributing, possessing with intent to distribute or growing cannabis could be subject to fines and/or terms of imprisonment, the maximum being life imprisonment and a $50 million fine, even though these persons are in compliance with state law.

In light of such conflict between federal laws and state laws regarding cannabis, the previous administration under President Obama had effectively stated that it was not an efficient use of resources to direct federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical cannabis.  The new administration under President Trump has not yet definitively indicated whether it will change the previously stated policy of low-priority enforcement of federal laws related to cannabis. The Trump administration could change this policy and decide to strongly enforce the federal laws applicable to cannabis. Any such change in the federal government's enforcement of current federal laws could cause significant financial damage to us. While we do not currently harvest, distribute or sell cannabis, we may be irreparably harmed by a change in enforcement policies of the federal government.

Marketing

We intend to market our services by word of mouth and through the development of a website. We intend to retain the services of a website developer to create the website.   We intend to create and maintain a website which will provide the following services and products for the website: disk space, bandwidth, 155 mbit backbone, pop mailboxes, e-mail forwarding, e-mailing aliasing, auto responder, front page support, unlimited FTP access, java chat, hotmetal/miva script, shopping cart, secure transactions signio support, cybercash support and macromedia flash.  The foregoing will allow us promote our activities and to communicate with individuals and companies interested in doing business with us.

Competition

With the advent of the cannabis industry in the United States, there has been a surge of consultants that have come into the market place for the purpose of assisting start-up companies in the cannabis space.  We will be competing with these consultants but feel we are well established in the circles in which we travel and will receive word of mouth referrals from our current customers.  However, some of our competitors may have more expertise in some areas of the cannabis industry and will control certain sectors of the industry.

Properties

The Company leases its office space facility from a company wholly owned by an officer of the  Company.  The Company pays rent of $5,000 per month for the office space.

Employees

At the present time we have two employees which are our CEO and our CFO.

MANAGEMENT

Executive Officers and Directors

The names of our executive officers and directors and the positions currently held by each are as follows:

Name	Age	Position

Michael J. Nolin	51	Chief Executive Officer and Director
Ray Brown	47	Chief Financial Officer and Director

Michael J. Nolin

Mr. Nolin's objective is to create new businesses through the research of medicinal cannabis, in order to provide better relief to patients. By utilizing knowledge in business management, have the opportunity to assist with helping implement legislation that will further the benefits for patients. To provide safe affordable access to the chronically ill as well as provide consulting to the public and clients about policy making, and employment opportunities that will provide healthcare and retirement options.  His business, education, and skills and abilities are as follows:

BUSINESS

PRESIDENT, BOSS ENTERPRISES NEVADA, 2013-PRESENT
To consult for MME applicants and work with the Nevada Cannabis Industry Association (NCIA) on policies and legislation to create safe affordable access to patients.
CFO, MIAMI EXOTIC CAR RENTALS,  MIAMI FL 2013-PRESENT
Executed and established a luxury chauffeur service catering to high-end hotels and customers as well as establishing a race track experience at Homestead Raceway.  Responsibilities include management, marketing and finances in the South Florida marketplace.
CO-FOUNDER, BLÜM, OAKLAND CA  2012-PRESENT
Co-founded medical cannabis dispensary.  Responsibilities include implementing staffing, accounting, marketing,  quality control and testing of all products provided to patients, organizing team leadership and corporate structure.
PRESIDENT/CEO, BOSS INVESTMENTS, SAN FRANCISCO CA 2010-PRESENT
This corporation was created as an entity to provide financing for real estate holdings across the nation.  Responsibilities include acquisitions of real estate, negotiate lease-options-to own, lease vacant commercial and residential properties after they undergo extensive rehab, to create or suggest  reciprocal businesses in each commercial property to increase the cap rate, to provide affordable housing for individuals in our residential properties as well as bring in a positive return for the corporation. Have established professional and personal relationships with numerous charitable organizations in which we are dedicated to helping.

FOUNDER, THE GREEN DOOR DISPENSARY, SACRAMENTO CA 2010-2012
As founder, responsibilities included to negotiate a lease option, build professional staff, work with vendors for quality of medicine, have all products tested through Collective Wellness Analytical Laboratories to assure the best quality of medication for patients, create marketing strategies, initiate a payroll system, implement and establish an  HR/benefits department It is also my duty to establish the buildout, POS systems, and data collection to provide the best medication for the therapeutic use of cannabis in which it  provides relief.
FOUNDER, THE GREEN DOOR DISPENSARY, SAN DIEGO CA 2009-2012
As founder, obligations included finding a location that met the criteria/guidelines set forth by the city and state, negotiating a lease,  community outreach with the neighbors, and establishing a positive relationship both politically as well as within the community in which we exist.  Duties included the hiring of all staff, creating a team that would be most beneficial to the business and the patients, working with CW analytical to assure the best quality of medication for patients, implementing POS system, payroll and accounting system for quality control,  as well as providing proper accounting, and acquiring all permits necessary to operate legitimately.
FOUNDER AND PRESIDENT/CEO, BOSS ENTERPRISES, SAN FRANCISCO CA 2010-JULY 2017
Founded and created to be one of the nation's first and best cannabis management consulting firms in the country.   Responsibilities include filing all documents, creating a legal team, providing accurate information and data collection from all previous businesses to establish the most professional methods of starting a dispensary, cultivation center and edible manufacturing facilities.  Written and implemented safe affordable access legislation in over 20 states.
FOUNDER, THE GREEN DOOR INC. DISPENSARY, SAN FRANCISCO CA 2004-PRESENT
Created the blueprint and moved to the SF community, which had proper legislation, to re-establish the professional safe affordable access to patients that had been previously provided in Oakland, CA. The Green Door Dispensary is the only one of the first 5 dispensaries still in operation due to its professionalism and fastidiousness the green door continues to hold up its stellar reputation that has prevailed over any other dispensary.  Establish partnerships and work with numerous charitable organizations.
FOUNDER, THE GREEN DOOR DISPENSARY, OAKLAND CA 2003-2004
After a personal experience with my grandmothers diagnosis of terminal stomach cancer, I began the groundbreaking task of researching the medicinal values of cannabis per her physicians recommendation.  Responsibilities included establishing relationships with local councilmen, community leaders, neighbors and charitable organizations, researching the current legislation, scouting properties that fell into the guidelines of both state and local laws. Filing applications, meeting with both the planning and zoning departments to confirm our ability to be properly located and negotiate terms of a lease agreement. Created an outstanding human resource department for hiring, training and educating both employees as well as patients. Lobbied for the implementation of an ordinance to regulate and tax cannabis, therefore limiting the black market.  Organized the best team leadership in the industry, which resulted in one of the first 4 licensed dispensaries in the world, it was later relocated to the San Francisco area.

PRODUCT MANAGER/COORD., NAUTICAL ENGINEERING, CA  1995-1996
Tasks included:  to engrave, track and list all tools, consumables, metals, pipe fittings, set up a welders shop, painters booth, sand blasting station, ship-fitting container, locate and service all cranes, compressors, forklifts and generators. To keep track of all inventory, itemize all products, tools and supplies needed and used for each project- both on-site and off.   Established the most efficient and coordinated methods of processing the return and maintenance of all tools, machinery and equipment throughout the entire shipyard, set up offsite workshops and tool rooms.
OWNER, MIKE'S CUSTOM DETAIL, ALAMEDA CA  1993-PRESENT
Mike's Custom Detail was created from the experience and training received from painting cars and working from the ground up at California Classics.  Responsibilities included obtaining business licenses, contracts with the local radio stations to barter with the street team vehicles for free on air advertising, hiring and training employees, establishing a marketing plan, finding products that were the most cost-efficient, setting up a mobile and permanent location for the company, obtaining insurance, permits and hiring qualified staff.  Created contracts with the Oakland Raiders, 49ers, and SJ Sharks as well as many other corporate businesses.  Currently, voted "Best of the Bay" for 17 years running.
PRODUCTION SUPPORT MANAGER, BAY SHIP & YACHT, CA 1991-1995
Initially hired as laborer and then specialized in the following trades: pipe-fitter, machinist, painter, sandblaster, electrician, ship-fitter, rigger, welder, crane-operator, forklift operator, and Competent Safety Person.
MASTER OF CAR RESTORATION, CALIFORNIA CLASSICS AUTO BODY, ALAMEDA CA  1990-1992
Initially hired as laborer; promoted to body and fender men , detailer, and painter.
EDUCATION

ASE/CERTIFICATION COLLEGE OF ALAMEDA CA
DIPLOMA 1998 ALAMEDA ADULT SCHOOL, VALEDICTORIAN

SKILLS & ABILITIES

MANAGEMENT

•	Develop successful businesses (plans, licenses, permits, contracts, real estate, marketplace)
•	Hire a diverse team of professionals at all levels (attorneys, real estate, development, research, data collection, etc.)
•	Work well with community leaders, constituents, parents, city officials, politicians, and local/state agencies
•	Guide and train employee staff members
•	Create sub-departments for successful implementation of processes/policy (HR, legal, financial, etc.)

SALES

•	Create professional marketing plans, establish the price point to develop the best products at the lowest cost
•	Develop and implement Point of Sale (POS) system
•	Create a database to track all patients, ailments, and sales, to provide the best products through cross breading specific strains that have shown the most progress for their ailment.
•
Attend  networking events and trade shows, work with hotel managers, bellmen, valet, night club security and managers, high end concierge exotic car rentals, yachts, private jets , business owners of all sizes.

COMMUNICATION

•	Expert in conflict resolution, negotiating, finding win-win resolutions, team dialogue
•	Travel nationally and internationally engaging future associates and developing possible partnerships
•
Guest speaker for seminars and workshops; give senate testimony; worked with Tip O'Neil and Associates in Mass.,  Al Komjaty and Associates in NJ, Senator George James Mitchel's Law firm in Maine, Thomas C. Slator in RI. etc.

•	Attend grassroot meetings, trade shows, rallies; membership/sponsorship- MPP, ASA, NORML, SSDP, Board of Directors, NCIA.

LEADERSHIP

•	Entrepreneurial spirit, dedication, innovator, risk-taker, integrity,
•	Partnerships with investors, vendors, real estate owners and groups, provide information to help the community make the best educated decisions.
•	Create Job opportunities from entry-level to professional as well as offer assistance with graduate opportunities and other outlets of business for this industry.
•	Consult with community leaders, politicians, residents, business owners, entrepreneurs, patients and individuals wanting to learn more about this green industry.
•	Maintaining current projects, developing and linking interested parties with continued opportunities and successes
•
Charitable Contributions include: MPP,  ASA, SSDP, NORML, MITRE hospice, Friends of the Urban Forest, West Wind Academy, March of Dimes, Make-a-Wish foundation, Make a Dream foundation, Breast Cancer Association, Alzheimer's charity, Boys and Girls Clubs of America, girl scouts, sea scouts, and numerous others.

Ray Brown

Ray Brown was born in Oklahoma City — the offspring of a preacher's daughter and a nuclear physicist.  He spent his early years in South Florida, (Brown Sr. was stationed at Turkey Point) where he grew up playing baseball and learning to fish.  He spent his "stand-by-me" and high-school years in Maryland (where his mother lives today) learning the ways of life & hard work.  Later, Mr. Brown went on to study finance in New York and eventually cut his teeth on Wall Street as a registered representative and went on the establish the foreign institutional desk for A.T. Broad (a member firm) in the mid-90s, where Mr. Brown showcased small-to-mid cap equities to overseas institutions and hedge funds.  In 2006, as one of the founding members of the board Mr. Brown was awarded the "Investment Trader of the Year" by MCPAC — presented by then SEC Chairman Christopher Cox at an event celebrating the Micro-cap Company Political Action Committee's continued advocacy for small-cap growth companies and Sarbane-Oxley reform for the industry.  For the last six years, Mr. Brown has enjoyed semi-retirement (back) in South Florida, where as a Type-I diabetic, he teaches paleo & immune system nutrition while pursuing the traditional woodworking craft.  On April 11th, 2016, Mr. Brown met Michael Nolin in Miami at a meeting to discuss Mr. Nolin's desire to take his company public.  Mr. Brown joined Mr. Nolin to pursue this goal and is now an officer of The Michael Nolin Group.

Director Qualifications

Michael J. Nolin

Mr. Nolin's experience in the business world and in consulting and in the marijuana industry qualifies him in areas that are central to the business operations of the Company.

Ray Brown

Mr. Brown has a career background in the securities industry.  Together with his work in the small cap arena, he is well qualified to serve as a director of the Company.

During the past ten years, none of our directors or executive officers is or has been:

1)           the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2)           convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3)           subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4)           found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

Director Independence

Neither of our directors serving on our Board of Directors are independent directors. The definition the Company uses to determine whether a director is independent is NASDAQ Rule 4200(a)(15).

EXECUTIVE COMPENSATION AND RELATED PARTY TRANSACTIONS

The Company accrued $5,000 for services provided to the Company by its CFO from April 20,2017, through June 30, 2017.  Otherwise, no officer of the Company has been compensated for services as an officer of the Company since the inception of the Company.  However, on July 1, 2017, our CEO, Michael J. Nolin was issued 64,000,000 common shares of the Company in exchange for the assets and rights to the business operations of Boss Enterprises and Consulting, LLC and on September 4, 2017, our CFO's corporation FGC Management was issued 9,000,000 common shares for services it had provided to the Company.

On January 15, 2018, the board of directors passed a resolution whereby the Company's CEO would be paid a salary of $10,000 monthly and the Company's CFO would be paid a salary of $8,000 monthly.  As of the date of this Offering Circular, the Company has not entered into any employment agreements.

Directors' Compensation

At present, both of our directors are also our executive officers. They are not compensated in their capacity as directors.  In the event the services of outside directors are ever obtained, the Company will consider making arrangements to compensate the directors for their services to the Company.

PRINCIPAL OWNERS

The following table presents information relating to the ownership of the Company.

Name and Address	Percentage Ownership of the Company

Michael J. Nolin (1)	87.7% (2)
Ray Brown (1)	12.3% (3)
All officers and directors as a group (2 persons)	100.0%

(1)  The address applicable to this Offering Circular for each of the owners is 1212 E. Hillsboro Blvd., Suite 1661, Deerfield Beach, Florida  33441.

(2)  Mr. Nolin's ownership interest is vested 64,000,000 shares of common stock.

(3)  Mr. Brown's ownership interest is vested in 9,000,000 shares of common stock.

PLAN OF DISTRIBUTION

Our executive officers are selling the Shares being offered by the Company through this offering circular on a best efforts basis.  Our executive officers are not registered as a broker-dealer under the Securities Act of 1934 and are relying on Rule 3a4-1 under the 1934 Act to allow them to sell the Shares as officers of the Company.  We believe they are qualified under this rule because:

•	• They are not subject to a statutory disqualification as set forth in section 3(a)(39) of the Securities Exchange Act of 1934;

•	• They will not be compensated for their participation in the offering by the payment of commissions or other remuneration based directly or indirectly on the sale of the offering;

•	• They have never been and will not be at the time of their participation in the offering an associated person of a broker or dealer;

•	• They have never participated before in selling a registered offering for any issuer;

•	• They will perform substantial duties for the Company other than in connection with the sale of the Shares; and

•	• They will not participate in selling an offering of securities for any issuer more than once every 12 months.

In order to make the necessary sales, the officers plan to directly contact selected individuals and entities with whom they have a prior relationship and whom they believe will have an interest in the offering.  We are therefore offering the Shares on a self-underwritten basis.  There is no minimum number of Shares required to be sold in this offering.

In order to subscribe for Shares, an investor must complete and deliver an executed subscription agreement to us together with payment of the purchase price for the Shares payable to the Company.  We may reject or accept any subscription in whole or in part at our discretion.  We may close the offering without notice to subscribers.  We may immediately use the proceeds obtained from the offering.

Upon our acceptance of a subscription agreement, we will deliver to each subscriber a copy of the fully executed agreement evidencing the number of Shares subscribed for.  If we do not accept any subscription or any portion of a subscription, the amount of the subscription not accepted will be promptly returned by us to the subscriber.

The Shares may also be offered through broker-dealers who are registered with the Financial Industry Regulatory Authority ("FINRA"), or through other independent referral sources. As of the date of this Offering Circular, no selling agreements have been entered into by us with any broker-dealer firms. Selling commissions may be paid to broker-dealers who are members of FINRA with respect to sales of Shares made by them and compensation may be paid to consultants in connection with the offering of Shares.

EXPENSES OF OFFERING

The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of the Shares, all of which are estimated.

Description of Expense	Amount

Accounting Expense	$30,000
Legal Expense	$20,000
Travel	$10,000
Other Miscellaneous Expense	$5,000
Total	$65,000

DESCRIPTION OF SHARES

Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors from funds legally available therefore, subject to the dividend preferences of the preferred stock, if any. Upon our liquidation or dissolution, the holders of common stock are entitled to share ratably in all assets available for distribution after payment of liabilities and liquidation preferences of the preferred stock, if any. Holders of common stock have no preemptive rights, no cumulative voting rights and no rights to convert their common stock into any other securities. Any action taken by holders of common stock must be taken at an annual or special meeting or by written consent of the holders of over 50% of our capital stock entitled to vote on such action.

Warrants and Options

The Company has not issued any warrants or options for the purchase of securities of the Company.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Gary R. Henrie, Attorney at Law, Nauvoo, Illinois. These legal matters include that the Shares, when issued, will be validly issued, fully paid, and nonassessable.  Mr. Henrie's address is P.O. Box 107, Nauvoo, Illinois  62354.  Mr. Henrie is licensed to practice law in the States of Nevada and Utah.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

EXPERTS

The audited financial statements of The Michael Nolin Group, Inc. as of June 30, 2017, included in this offering circular have been audited by Mac Accounting Group, LLP, independent registered public accounting firm, as stated in their reports appearing elsewhere herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Form 1-A under the Securities Act with the Securities and Exchange Commission with respect to the Shares of our Shares offered by this offering circular.  This offering circular was filed as a part of that Form 1-A but does not contain all of the information contained in the Form 1-A and exhibits.  Reference is thus made to the omitted information.  Statements made in this offering circular are summaries of the material terms of contracts, agreements and documents and are not necessarily complete; however, all information we considered material has been disclosed.  Reference is made to each exhibit for a more complete description of the matters involved and these statements are qualified in their entirety by the reference.  You may inspect the Form 1-A, exhibits and schedules filed with the Securities and Exchange Commission at the Securities and Exchange Commission's principle office in Washington, D.C.  Copies of all or any part of the Form 1-A may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F. Street, N.E., Washington, D.C. 20549. The  Securities  and  Exchange  Commission  also  maintains  a  web site (http://www.sec.gov)  that  contains this filed Form 1-A. For more information pertaining to our company and the Shares offered in this offering circular, reference is made to the complete Form 1-A.

FINANCIAL STATEMENTS

The Michael Nolin Group, Inc.
Condensed Balance Sheets

	September 30, 2017	December 31, 2016
	(Unaudited)

ASSETS

Current Assets:
Cash in Bank - Checking	$22,162	$60,588
Prepaid Expense	15,807	-
Related Party Advances	38,674	-
Rent Deposit	5,000	5,000
Total Current Assets	81,643	65,588

Fixed Assets (Net)	31,137	13,833

Total Assets	$112,780	$79,421

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts Payable and Accrued Expenses	$5,000	$117
Total Current Liabilities	5,000	117
Total Liabilities	5,000	117

Stockholder's Equity
Common Stock, nil par value; 650,000,000 shares authorized;
73,000,000 and nil shares issued and oustanding as of
September 30, 2017 and December 31, 2017, respectively	149,960	-
Additional Paid-in Capital	-	79,304
Accumulated Deficit	(42,180)	-
Total Stockholders' Equity	107,780	79,304

Total Liabilities and Stockholders' Equity	$112,780	$79,421

The accompanying notes are an integral part of these condensed financial statements.

The Michael Nolin Group, Inc.
Condensed Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Revenue
Consulting Income - Related Party	$94,312	$118,765	$282,938	$291,671

Total Revenue	94,312	118,765	282,938	291,671

Operating Expenses:
General and Administrative Costs	136,067	26,426	230,332	95,418

Total Operating Expenses	136,067	26,426	230,332	95,418

Net Income (Loss) Before Income Taxes	(41,755)	92,339	52,606	196,253

Income Tax Expense	425	-	1,275	-

Net Income (Loss)	$(42,180)	$92,339	$51,331	$196,253

Weighted Average Number of Common
Shares Outstanding	66,543,478	-	22,424,908	-

Income (Loss) per Share, Basic and Diluted	$(0.00)	$0.00	$0.00	$0.00

The accompanying notes are an integral part of these condensed financial statements.

The Michael Nolin Group, Inc.
Condensed Statements of Stockholders' Equity
(Unaudited)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Equity
	Shares	Value

Balance as of December 31, 2016	-	$-	$79,304	$-	$79,304

Distribution from January 1, 2017 through June 30, 2017	-	-	-	(41,343)	(41,343)

Business combination on July 1, 2017	64,000,000	131,472	(79,304)	(52,168)	-

Stock issued for services	9,000,000	18,488	-	-	18,488

Net Income	-	-	-	51,331	51,331

Balance as of September 30, 2017	73,000,000	$149,960	$-	$(42,180)	$107,780

The accompanying notes are an integral part of these condensed financial statements.

The Michael Nolin Group, Inc.
Condensed Statements of Cash Flows
(Unaudited)
	Nine Months Ended September 30,
	2017	2016
Cash Flows From Operating Activities
Net Income (Loss)	$51,331	$196,253
Adjustments to Reconcile Net Income to
Net Cash Provided by Operating Activities:
Depreciation Expense	4,796	3,231
Stock issued for services	18,488
Changes in Operating Assets and Liabilities:
(Increase) Decrease in Prepaid Expenses	(15,807)	-
(Increase) Decrease in Related Party Advances	(38,674)	-
Increase (Decrease) in Accounts Payable and Accrued Liabilities	4,883	42,525
Net Cash Provided by Operating Activities	25,017	242,009

Cash Flows From Investing Activities
Purchases of Fixed Assets	(22,100)	(3,038)
Net Cash Used by Investing Activities	(22,100)	(3,038)

Cash Flows From Financing Activities
Dividends Paid	(41,343)	(191,656)
Net Cash Used by Financing Activities	(41,343)	(191,656)

Increase (Decrease) in Cash	(38,426)	47,315

Cash, opening balance	60,588	34,855
Cash, closing balance	$22,162	$82,170

Supplemental Disclosure of Cash Flow Information:
Interest Paid	$-	$-
Income Taxes Paid	$-	$-

The accompanying notes are an integral part of these condensed financial statements.

The Michael Nolin Group, Inc.
Notes to the Condensed Financial Statements
As of September 30, 2017
(Unaudited)

1.	Organization and Nature of Business

Organization

The Michael Nolin Group, Inc. was incorporated on April 20, 2017, under the laws of the state of Florida and had no activity or operations prior to June 30, 2017. On July 1, 2017, the Company entered into an Assets for Stock Exchange Agreement with Michael Nolin, the Company's CEO and Chairman of the Board of Directors, to acquire the assets and operations of Boss Enterprise and Consulting, LLC (BEC) in exchange for 64,000,000 shares of the Company's common stock (see Note 4).

The transaction was accounted for as a reverse acquisition using the acquisition method of accounting in accordance with the FASB (ASC 805). BEC is the acquirer solely for financial accounting purposes therefore the historical financial statements include the operations of the accounting acquirer for all periods presented.

Nature of Operations

The Company's core business is providing consulting services for the cannabis industry. The Company expects that its customers will eventually include dispensary operators, cultivators, and city governments.

2.	Summary of Significant Accounting Policies

Basis of Accounting and Presentation

The Company's policy is to prepare its financial statements on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

The accompanying unaudited condensed financial statements have been prepared on the accrual basis of accounting but do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The results of operations for the three and nine months ended September 30, 2017, are not necessarily indicative of the operating results that may be expected for the year ending December 31, 2017. These unaudited condensed financial statements should be read in conjunction with the December 31, 2016, financial statements and footnotes of BEC.

Use of Estimates

The preparation of these unaudited condensed financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts.  Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company believes the carrying value of financial instruments, including cash, receivables, and accounts payable, approximate their respective fair values due to the short-term nature of these instruments.

Revenue Recognition

The Company recognizes revenue on service contracts when there is a persuasive evidence of an agreement, the fee is fixed and determinable, services are provided, and collection of any related receivable is probable.

The Michael Nolin Group, Inc.
Notes to the Condensed Financial Statements
As of September 30, 2017
(Unaudited)

3.	Recent Accounting Pronouncements

Leases

In February 2016, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2016-02, "Leases (Topic 842)". The amendments in this ASU revise the accounting related to lessee accounting. Under the new guidance, lessees will be required to recognize a lease liability and a right-of-use asset for all leases. The new lease guidance also simplifies the accounting for sale and leaseback transactions primarily because lessees must recognize lease assets and lease liabilities.

The amendments in this ASU are effective for public companies for fiscal years beginning after December 15, 2018 and are to be applied through a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. Early adoption is permitted. The Company is in the process of evaluating the impact of this accounting standards update on its financial statements.

Revenue Recognition

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) ("ASU 2014-09"), which amends the existing accounting standards for revenue recognition. ASU 2014-09 is based on principles that govern the recognition of revenue at an amount an entity expects to be entitled when products are transferred to customers.

Subsequently, the FASB has issued the following standards related to ASU 2014-09: ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations ("ASU 2016-08"); ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing ("ASU 2016-10"); ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients ("ASU 2016-12"); and ASU No. 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers ("ASU 2016-20"). The Company must adopt ASU 2016-08, ASU 2016-10, ASU 2016-12 and ASU 2016-20 with ASU 2014-09 (collectively, the "new revenue standards").

The new revenue standards may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. The amendments in this ASU are effective for public companies for fiscal years beginning after December 15, 2017. The Company is in the process of evaluating the impact of this accounting standards update on its financial statements.

Cash Flows

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 provides guidance for targeted changes with respect to how cash receipts and cash payments are classified in the statements of cash flows, with the objective of reducing diversity in practice.

ASU 2016-15 is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted. The Company is in the process of evaluating the impact of this accounting standards update on its financial statements.

Restricted Cash

In November 2016, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash ("ASU 2016-18"), which enhances and clarifies the guidance on the classification and presentation of restricted cash in the statement of cash flows.

The Michael Nolin Group, Inc.
Notes to the Condensed Financial Statements
As of September 30, 2017
(Unaudited)

The amendments in this ASU are effective for public companies for fiscal years beginning after December 15, 2017, with early adoption permitted. The Company is in the process of evaluating the impact of this accounting standards update on its financial statements.

Business Combinations

In January of 2017 the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business.  This ASU clarifies the definition of a business, which affects many areas of accounting, such as acquisitions, disposals, goodwill impairment, and consolidation.  For public companies, the ASU is effective for annual periods beginning after December 15, 2017, including interim periods within those periods.  The Company is in the process of evaluating the impact of this accounting standards update on its financial statements.

4.	Business Combination

On July 1, 2017, the Company acquired 100% of the assets and operations of BEC in exchange for 64,000,000 shares of the Company's common stock. The transaction was accounted for as a reverse acquisition using the acquisition method of accounting in accordance with the FASB (ASC 805). BEC is the acquirer solely for financial accounting purposes.  The following table summarizes the purchase accounting for the fair value of the assets acquired and liabilities assumed at the date of the reverse acquisition:

Cash	$46,229
Related Party Receivables	16,100
Prepaid Expenses	31,232
Rent Deposit	5,000
Fixed Assets	32,911
Total Assets Acquired	131,472

Consideration [1]	131,472

Goodwill	$-

[1]	The fair value of the consideration transferred (64,000,000 shares of the Company's common stock) was measured based on the fair value of the assets acquired.

The table below represents the pro forma revenue and net loss for the three and nine months ended September 30, 2017 and 2016 assuming the reverse acquisition had occurred on January 1, 2016 pursuant to ASC 805-10-50.  This pro forma information does not purport to represent what the actual results of operations of the Company would have been had the reverse acquisition occurred on this date nor does it purport to predict the result so of operations for future periods.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue	$94,312	$118,765	$282,938	$291,671
Net Income (Loss)	$(42,180)	$92,339	$46,331	$191,253
Income per common share	$(0.00)	$0.00	$0.00	$0.00

5.	Related Party Transactions

The Company leases its office space facility from a company wholly owned by the Company's CEO and Chairman. During the nine months ending September 30, 2017 and 2016, the rent incurred and paid to the related party was $45,000.

The Company provides consulting services to California Compassionate Patients Collective, Inc. ("CCPC").  The Company's CEO and Chairman is also the president of CCPC.  During the nine months ending September 2017 and 2016, the consulting income from CCPC was $282,938 and $291,671, respectively.

The Michael Nolin Group, Inc.
Notes to the Condensed Financial Statements
As of September 30, 2017
(Unaudited)

The Company's CEO and Chairman is affiliated with, and controls, multiple companies.  As such, the Company utilizes the same administrative employees as those used for the affiliates whereby salaries and accounting fees are allocated to each of the entities based on the pro rata relationship of the Company's revenues to the total revenues of all businesses under the CEO and Chairman's control.

The Company has provided short term advances to the affiliated companies mentioned above, as well as to individuals related to the Company's CEO and Chairman.  As of September 30, 2017 and 2016, advances to affiliates and related individuals were $38,674 and nil, respectively.

6.	Capital Stock

On July 1, 2017, the Company issued 64,000,000 shares of common stock to the Company's chairman in exchange for 100% of BEC's assets and operations, valued at $131,472.

On September 4, 2017, the Company issued 9,000,000 shares of common stock to the Company's director for service being offered, valued at $18,488.

As of September 30, 2017, the Company had 73,000,000 shares of common stock issued and outstanding with 650,000,000 shares authorized.

7.	Subsequent Events

Management has evaluated subsequent events through February 1, 2018, the date on which the financial statements were available to be issued, and noted no significant events that required disclosure.

Report of Independent Registered Public Accounting Firm

To the Board of Directors
The Michael Nolin Group, Inc.

Opinion on the Financial Statements
We have audited the accompanying balance sheet of The Michael Nolin Group, Inc. (the Company) as of June 30, 2017, the related statement of income, stockholders' equity and cash flows for the period ended June 30, 2017, and the related notes to the financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2017, and the results of its operations and its cash flows for the period from inception on April 20 2017 through June 30, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Mac Accounting Group, LLP

We have served as the Company's auditor since 2017.

Midvale, Utah
February 1, 2018

The Michael Nolin Group, Inc.
Balance Sheet
June 30, 2017

ASSETS

Total Assets	$-

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
Related Party Payables	$5,000
Total Current Liabilities	5,000
Total Liabilities	5,000

Stockholder's Equity
Common Stock, nil par value; 650,000,000 shares authorized;
nil shares issued and oustanding as of June 30, 2017	-
Accumulated Deficit	(5,000)
Total Stockholders' Deficit	(5,000)

Total Liabilities and Stockholders' Deficit	$-

The accompanying notes are an integral part of these financial statements.

The Michael Nolin Group, Inc.
Statement of Operations
From inception on April 20, 2017 through June 30, 2017

Revenue	$-

Operating Expenses:
General and Administrative Costs	5,000

Total Operating Expenses	5,000

Net Loss Before Income Taxes	(5,000)

Income Tax Expense	-

Net Loss	$(5,000)

Weighted Average Number of Common
Shares Outstanding, Basic and Diluted	-

Loss per Share, Basic and Diluted	$(0.00)

The accompanying notes are an integral part of these financial statements.

The Michael Nolin Group, Inc.
Statement of Stockholders' Equity

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Equity
	Shares	Value

Balance at inception on April 20, 2017	-	$-	$-	$-	$-

Net loss	-	-	-	(5,000)	(5,000)

Balance as of September 30, 2017	-	$-	$-	$(5,000)	$(5,000)

The accompanying notes are an integral part of these financial statements.

The Michael Nolin Group, Inc.
Statement of Cash Flows

From inception on April 20, 2017 through June 30, 2017
Cash Flows From Operating Activities
Net Loss	$(5,000)
Changes in Operating Liabilities
Increase in Related Party Payables	5,000
Net Cash Used by Operating Activities	-

Cash Flows From Investing Activities	-

Cash Flows From Financing Activities	-

Increase (Decrease) in Cash	-

Cash, opening balance	-
Cash, closing balance	$-

Supplemental Disclosure of Cash Flow Information;
Interest Paid	$-
Income Taxes Paid	$-

The accompanying notes are an integral part of these financial statements.

The Michael Nolin Group, Inc.
NOTES TO THE FINANCIAL STATEMENTS
As of June 30, 2017

1.	Organization and Nature of Business

Organization

The Michael Nolin Group, Inc. (TMNG or the Company) was incorporated on April 20, 2017, under the laws of the state of Florida and had no operations prior to June 30, 2017. On July 1, 2017, the Company entered into an Assets for Stock Exchange Agreement with Michael Nolin, the Company's CEO and Chairman of the Board of Directors, to acquire the assets and operations of Boss Enterprise and Consulting, LLC (BEC) in exchange for 64,000,000 shares of the Company's common stock (see Note 4).

The transaction was accounted for as a reverse acquisition using the acquisition method of accounting in accordance with the FASB (ASC 805). BEC is the acquirer solely for financial accounting purposes, therefore the historical financial statements include the operations of the accounting acquirer for all periods presented.

Nature of Operations

Subsequent to the reverse acquisition on July 1, 2017, the Company's core business is providing consulting services for the cannabis industry. The Company expects that its customers will eventually include dispensary operators, cultivators and city governments.

2.	Summary of Significant Accounting Policies

Basis of Accounting and Presentation

The Company's policy is to prepare its financial statements on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts.  Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company believes the carrying value of financial instruments, including cash, receivables, and accounts payable, approximate their respective fair values due to the short-term nature of these instruments.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers any highly liquid debt instruments purchased with an original maturity date of three months or less to be cash equivalents. As of the balance sheet date, there are no instruments of this kind.

Revenue Recognition

The Company recognizes revenue on service contracts when there is a persuasive evidence of an agreement, the fee is fixed and determinable, services are provided, and collection of any related receivable is probable.

The Michael Nolin Group, Inc.
NOTES TO THE FINANCIAL STATEMENTS
As of June 30, 2017

3.	Recent Accounting Pronouncements

Leases

In February 2016, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2016-02, Leases (Topic 842). The amendments in this ASU revise the accounting related to lessee accounting. Under the new guidance, lessees will be required to recognize a lease liability and a right-of-use asset for all leases. The new lease guidance also simplifies the accounting for sale and leaseback transactions primarily because lessees must recognize lease assets and lease liabilities.

The amendments in this ASU are effective for public companies for fiscal years beginning after December 15, 2018 and are to be applied through a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. Early adoption is permitted. The Company is in the process of evaluating the impact of this accounting standards update on its financial statements.

Revenue Recognition

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) ("ASU 2014-09"), which amends the existing accounting standards for revenue recognition. ASU 2014-09 is based on principles that govern the recognition of revenue at an amount an entity expects to be entitled when products are transferred to customers.

Subsequently, the FASB has issued the following standards related to ASU 2014-09: ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations ("ASU 2016-08"); ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing ("ASU 2016-10"); ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients ("ASU 2016-12"); and ASU No. 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers ("ASU 2016-20"). The Company must adopt ASU 2016-08, ASU 2016-10, ASU 2016-12 and ASU 2016-20 with ASU 2014-09 (collectively, the "new revenue standards").

The new revenue standards may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. The amendments in this ASU are effective for public companies for fiscal years beginning after December 15, 2017. The Company is in the process of evaluating the impact of this accounting standards update on its financial statements.

Cash Flows

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 provides guidance for targeted changes with respect to how cash receipts and cash payments are classified in the statements of cash flows, with the objective of reducing diversity in practice.

ASU 2016-15 is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted. The Company is in the process of evaluating the impact of this accounting standards update on its financial statements.

Restricted Cash

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, which enhances and clarifies the guidance on the classification and presentation of restricted cash in the statement of cash flows.

The Michael Nolin Group, Inc.
NOTES TO THE FINANCIAL STATEMENTS
As of June 30, 2017

The amendments in this ASU are effective for public companies for fiscal years beginning after December 15, 2017, with early adoption permitted. The Company is in the process of evaluating the impact of this accounting standards update on its financial statements.

Business Combinations

In January of 2017 the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business.  This ASU clarifies the definition of a business, which affects many areas of accounting, such as acquisitions, disposals, goodwill impairment and consolidation. For public companies, the ASU is effective for annual periods beginning after December 15, 2017, including interim periods within those periods.  The Company is in the process of evaluating the impact of this accounting standards update on its financial statements.

4.	Related Party Transactions

During the period from inception on April 20, 2017 to June 30, 2017, Ray Brown, the Company's CFO, Secretary, and Director, provided services to the Company valued at $5,000.  As of June 30, 2017, no amounts were paid, therefore the entire $5,000 was recorded as a related party payable.

5.	Capital Stock

At inception on April 20, 2017 the Company authorized 650,000,000 shares.  During the period from inception through June 30, 2017, no shares were issued or outstanding.

6.	Subsequent Events

Management has evaluated subsequent events through February 1, 2018, the date on which the financial statements were available to be issued, and noted no significant events that required disclosure other than those disclosed below.

Business Combination

On July 1, 2017, the Company acquired 100% of the assets and operations of BEC in exchange for 64,000,000 shares of the Company's common stock. The transaction was accounted for as a reverse acquisition using the acquisition method of accounting in accordance with the FASB (ASC 805). BEC is the acquirer solely for financial accounting purposes.

The allocation of the purchase price is preliminary and is dependent upon certain procedures that have not been finalized.  The actual amounts recorded as of the completion of the transaction may differ materially from the information presented in the unaudited pro forma condensed consolidated financial statements.  The unaudited pro forma condensed consolidated financial statements constitute forward-looking information and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated.

The Michael Nolin Group, Inc.
NOTES TO THE FINANCIAL STATEMENTS
As of June 30, 2017

Pro Forma Consolidated Balance Sheet as of June 30, 2017 (Unaudited)

	Boss Enterprises	The Michael	Pro Forma		Pro Forma
	and Consulting, LLC	Nolin Group, Inc.	Adjustments		Consolidated
ASSETS

Current Assets:
Cash in Bank - Checking	$46,229	$-	$-		$46,229
Prepaid Expense	31,232	-	-		31,232
Related Party Receivables	16,100	-	-		16,100
Rent Deposit	5,000	-	-		5,000
Total Current Assets	98,561	-	-		98,561

Fixed Assets (Net)	32,911	-	-		32,911

Total Assets	$131,472	$-	$-		$131,472

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
Related Party Payables	$-	$5,000	$-		$5,000
Total Current Liabilities	-	5,000	-		5,000
Total Liabilities	-	5,000	-		5,000

Stockholder's Equity
Common Stock	-	-	131,472	[1]	131,472
Additional Paid in Capital	-	-	(5,000)	[1]	(5,000)
Members Equity	131,472	-	(131,472)	[1]	-
Accumulated Deficit	-	(5,000)	5,000	[1]	-
Total Stockholders' Deficit	131,472	(5,000)	-		126,472

Total Liabilities and Stockholders' Deficit	$131,472	$-	$-		$131,472

[1]
TMNG issued 64,000,000 shares of their common stock to the sole member of Boss in exchange for all of the assets and operations of Boss. This entry records the issuance of shares to ensure the capital accounts reflects that of the legal acquirer (TMNG) and eliminates TMNG's historical stockholders' deficit.

Pro Forma Consolidated Statement of Operations For the Six Months Ended June 30, 2017 (Unaudited)

	Boss Enterprises	The Michael	Pro Forma	Pro Forma
	and Consulting, LLC	Nolin Group, Inc.	Adjustments	Consolidated
Revenue
Consulting Income - Related Party	$188,625	$-	$-	$188,625

Total Revenue	188,625	-	-	188,625

Operating Expenses:
General and Administrative Costs	94,264	5,000	-	99,264

Total Operating Expenses	94,264	5,000	-	99,264

Net Loss Before Income Taxes	94,361	(5,000)	-	89,361

Income Tax Expense	850	-	-	850

Net Loss	$93,511	$(5,000)	$-	$88,511

The fair value of the consideration transferred (64,000,000 shares of the Company's common stock) was measured based on the fair value of the assets acquired.

Cash	$46,229
Related Party Receivables	16,100
Prepaid Expenses	31,232
Rent Deposit	5,000
Fixed Assets	32,911
Total Assets Acquired	131,472

Consideration	131,472

Goodwill	$-

PART III – EXHIBITS

Exhibit No.	Description of Exhibit

2.1	Articles of Incorporation
2.2	Bylaws
11.1	Consent of Auditor
11.2	Consent of Counsel
12.1	Opinion Regarding Legality

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield Beach, State of Florida, on February 1, 2018.

 (Exact name of issuer as specified in its charter): The Michael Nolin Group, Inc.

By (Signature and Title):

/s/ Michael J. Nolin

Michael J. Nolin

Chief Executive Officer (Principal Executive Officer).

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

(Signature):

/s/ Michael J. Nolin

Michael J. Nolin

(Title): Chief Executive Officer and Director

(Date):

February 1, 2018

(Signature):

/s/ Ray Brown

Ray Brown

(Title): Chief Financial Officer and Director

(Date):

February 1, 2018